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                              EMPLOYMENT AGREEMENT

     AGREEMENT, entered into this 17th day of January 1995, between Enamelon, Inc., a Delaware corporation with its principal place of business at 15 Kimball Avenue, Yonkers, New York 10704 (the "Company"), and Anthony E. Winston, residing at 42 Tall Oak Drive, East Brunswick, New Jersey 08816 (the "Employee").

                              W I T N E S S E T H :

     WHEREAS, The Company has obtained certain exclusive license rights under a certain Patent License Agreement dated as of June 24, 1992 and a Foreign Patent License Agreement dated as of November 18, 1992, each between the American Dental Association Health Foundation ("ADAHF") and the Company (as amended, each, a "License Agreement" and collectively, the "License Agreements"), pursuant to which the Company was granted exclusive licenses to make, have made, sell, use, induce use of and/or contribute to use of inventions, material and products in the fields of dentifrices and chewing gums (any such inventions, materials or products, the "Products") in the United States and abroad;

     WHEREAS, the Employee has extensive experience in research, technology development and clinical testing of oral care products;

     WHEREAS, the Company is desirous of employing the Employee and the Employee is desirous of accepting employment with the Company, respectively, upon the terms and conditions contained herein;

     WHEREAS, the Company is presently attempting to complete a private placement of its 8% Series A Convertible Redeemable Preferred Stock (the Private Placement") which proceeds will, in part, be used to pay the Employee's salary; and

     NOW, THEREFORE, in consideration of the mutual premises contained herein and for other good and valuable consideration, the parties hereto hereby agree as follows:

     1. Employment

     Upon execution of this Agreement, the Company agrees to employ the Employee and the Employee accepts employment for a term of two (2) years, upon the terms and conditions set forth herein.


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     2. Services To Be Rendered

     (a) During the term of this Agreement, the Employee shall serve the Company in executive and research capacities and shall perform such duties as are determined from time to time by the Company's Board of Directors which may include all aspects of the testing, development and commercialization of the Products. Unless prevented by death or disability, the Employee shall devote his full business time, allowing for Vacations Allotments as set forth in Sections 5(d) and (e) hereof, and illnesses, exclusively to the business and affairs of the Company, and shall use his best efforts, skill and abilities to promote the Company's interests.

     (b) It is hereby acknowledged that the Board of Directors of the Company has elected the Employee to serve as the Company's Vice President of Technology and Clinical Research, and the Company hereby agrees to use its best efforts to have the Employee continue to serve in such capacity for the Company during the term of this Agreement. The Employee is one of the Company's principal operating officers and will conduct and manage the Company's business in accordance with policies established by the Company from time to time. The precise services of the Employee may be extended or curtailed from time to time at the direction and in the sole discretion of the Company's Board of Directors. Nothing herein shall be construed as requiring the Company, or anybody else, to cause the election of the Employee as a Director of the Company.

     (c) It is hereby further acknowledged that notwithstanding the full-time basis of the Employee's responsibilities under this Agreement, the Agreement does not preclude the Employee from performing incidental consulting services entailing less than 6 hours per week for other parties which will not conflict with the Agreement.

     3. Compensation

     For the services rendered hereunder, the Company shall pay and the Employee shall accept the following compensation:

     (a) The Company shall pay to the Employee the sum of $11,250 per month. Upon successful completion of the Private Placement, such compensation shall be paid by the Company to the Employee pursuant to the prevailing payroll practices of the Company with retroactive payments for work performed prior to the successful completion of the Private Placement.

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     (b) The Employee's salary shall be payable subject to such deductions as are then required by law and such further deductions as may be agreed to by the Employee, in accordance with the Company's prevailing salary payroll practices.

     (c) The Employee shall participate in an executive compensation plan to be established by the Board of Directors of the Company. The Employee shall be entitled to 5% of any amounts allocated by the Board of Directors each year during the term hereof to such plan for the purpose of providing an incentive to key employees. In no event, however, shall the Employee receive more than two times his base salary, inclusive of any CPI increases described above. In addition, in the event the term hereof is not commensurate with the fiscal year of the Company or the Employee is not employed hereunder for a full fiscal year, any such amounts due to the Employee hereunder pursuant to the terms of an executive compensation plan shall be pro-rated for any such fiscal year during which the Employee was not employed for the full twelve month period thereof.

     (d) The Employee shall be granted as of the commencement of this Agreement 50,000 ten-year incentive stock options in accordance with the terms of the Company's Stock Option Plan. The options so granted are immediately exercisable. The Company may make further grants to the Employee pursuant to future good faith negotiations between the parties.

     4.  Benefits and Expenses

     (a) During the term of this Agreement, the Company shall provide the Employee with a monthly $250 stipend to be used for medical insurance (the "Medical Stipend"). The Medical Stipend can be applied toward the Employee's personal medical insurance or toward the Employee's payment under the Company's group medical plan.

     (b) During the term of this Agreement the Company shall, upon presentation of proper vouchers, reimburse the Employee for all reasonable expenses incurred by him directly in connection with his performance of services as an Officer and employee of the Company.

     (c) The Employee shall be entitled to five (5) weeks of paid vacation and twelve (12) personal days per calendar year ("Vacation Allotments"),


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provided that the Employee shall not take more than two consecutive weeks of vacation during any fiscal year, except for personal emergencies with the Company's permission. The Vacation Allotments are non-cumulative and if the Employee fails to use any or all of his Vacation Allotments during a particular calendar year, such Vacation Allotments shall be deemed forfeited forever.

     5. Disability and Death

     (a) In the event of the permanent disability of the Employee, as hereinafter defined, the Company shall have the right thereafter to terminate this Agreement with the Employee by sending written notice of such termination to the Employee, and thereupon this Agreement shall terminate. For purposes hereof, "permanent disability" shall mean the inability of the Employee to perform his duties hereunder due to physical or mental illness, including drug abuse and alcoholism, for a continuous period of three (3) months or for six (6) months in any twelve (12) consecutive month period. In addition, the "permanent disability" of the Employee shall also have been deemed to have occurred if the Employee shall have had appointed a guardian or conservator for him or such appointment shall have been made by a court of competent jurisdiction.

     (b) The parties hereto hereby agree that if a disagreement arises as to whether a condition of disability exists hereunder, the Employee shall submit to a physical examination by a physician of his own choice and by a physician of the Company's choice. If either physician so chosen does not agree as to the determination of disability, the two physicians shall mutually select a third qualified physician, whose determination shall be conclusive upon all parties. Each party shall bear the expense of the physician selected by such party and the expense of the third physician shall be borne equally by the Employee and the Company. The Employee hereby consents to the examination provided for herein and waives, if applicable, any privilege which exists between any physician and the Employee as a result of such examination.

     (c) This Agreement shall also terminate upon and as of the date of death of the Employee at any time during the term of this Agreement.

     (d) Notwithstanding anything contained herein to the contrary, the Employee shall be compensated as set forth in this Agreement, through the date of termination of this Agreement due to permanent disability or death, provided, however, in the event of permanent disability any such compensation shall be reduced by any


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amounts payable to the Employee from or in respect of disability insurance plans for which the Company has paid any portion of the premiums therefore and which payments are received by the Employee for the period of such incapacity or illness.

     6. Covenants and Restrictions

     The Employee covenants that, except in carrying out his duties hereunder, during the term of his employment and for a period of two (2) years following the date of termination of employment hereunder, irrespective of the reasons for any such termination and unless such longer period of time is specifically set forth herein:

          (a) The Employee will not, directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership or other entity (collectively referred to herein as a "Person") that engages in, or assists others in engaging in or conducting any business, which deals, directly or indirectly, in products or services competitive with the Company's product line or services, as described below, anywhere in the world whereby the Employee will make use of the Enamelon Technology, as defined hereinafter; and provided, however, the above shall not be deemed to exclude the Employee from acting as a director of a corporation for the benefit of the Company with the consent of the Company's Board of Directors; and provided further, however, that the above shall not also be deemed to prohibit the Employee from engaging in any business activity involving the research and development, manufacture, marketing or sale of any dentifrice, chewing gum, food, confection, spray professional gel or mouth rinse that utilizes currently accepted technology which, for example, makes use of fluoride, in the prevention of cavities, and may directly result in the remineralization of teeth so long as the Employee, in such a capacity, does not make use of the Enamelon Technology, as defined hereinafter. For purposes hereof, "products or services competitive with the Company's product line or services" shall mean any products or services which have as their primary purpose or function or which are marketed, promoted or sold as having the effect of repairing, remineralizing, rebuilding, desensitizing teeth or preventing or retarding tooth decay and/or cavities. For purposes hereof, the "Enamelon Technology" shall mean any scientific know-how or methods developed by the Company or any of its employees with the aim to further develop the Products. Enamelon Technology includes but is not


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     limited to its development of Amorphous Calcium Phosphate technology
     ("ACPT").

          (b) The Employee shall not sell or solicit any products or services to any customer of the Company. The term "customer" shall mean any Person or individual (including any Person or individual who controls, is under common control with or has the ability to control any such Person) to whom the Company has provided goods or services within the twenty-four (24) month period prior to the termination of the Employee's employment hereunder or to whom the Employee had actively solicited business in an attempt to develop such Person or individual as a customer of the Company during the term hereof, or any licensee of the Company who was a licensee of the Company at any time during the twenty-four (24) month period prior to the termination of this Agreement.

          (c) The Employee hereby covenants and agrees that the Employee will not at any time subsequent to the date hereof, reveal, divulge, or make known to any person, firm or corporation, any Confidential Information, as defined hereinafter, made known to the Employee or of which the Employee has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of the Employee and except to the extent so authorized in writing by the Company in order to carry out the terms of this Agreement or except as required by law. For purposes of this Agreement, the term "Confidential Information" shall mean any technical, scientific or engineering information relating to the Company's products and/or services; information relating to any customer of the Company, including without limitation, the names, addresses, telephone numbers and sales records of, or pertaining to any such customer; price lists, methods of operation and other information pertaining to the Company and which the Company, in its sole discretion, regards as confidential and in the nature of trade secrets. Notwithstanding anything contained herein to the contrary, Confidential Information as used herein shall not include that which (i) was in the public domain prior to receipt hereunder in the same context as the disclosure made hereunder; or (ii) the Employee can show was in his possession and in the same context prior to receipt; or
     (iii) subsequently becomes known to the Employee by third parties not in the course of this Agreement and as a matter of right and without restriction on disclosure; or (iv) subsequently comes into the public domain in the same context as the disclosure by the Company through no fault of the Employee.

          (d) The Employee further covenants and agrees that the Employee will retain all of such Confidential Information in trust for the sole benefit of the Company, and will not divulge or deliver or show any of such Confidential Information to any


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     unauthorized person and will not make use of or in any manner seek to account for any of such Confidential Information in an independent business however unrelated to the business of the Company. The Employee further agrees that upon the termination of this Agreement or upon the request of the Company, the Employee will either supply or return to the Company, in accordance with the Company's request, all Confidential Information in the Employee's possession, including, without limitation, all account lists, records and data related to all customers of the Company.

          (e) The Employee will neither solicit, hire or seek to solicit or hire any of the Company's personnel, irrespective of the capacity of such personnel, including any agent, independent contractor, or consultant to the Company, nor shall the Employee induce or attempt to induce any of the Company's personnel to leave the employ of the Company to work for the Employee or otherwise, or to terminate their relationship with the Company.

          (f) The Employee acknowledges that his breach or threatened violation of any of the restrictive covenants contained in this Section 6 may cause irreparable damage to the Company for which remedies at law would be inadequate. The Employee further acknowledges that the restrictive covenants set forth herein are essential terms and conditions of this Agreement. The Employee therefore agrees that the Company shall be entitled to a decree or order by any court of competent jurisdiction enjoining such threatened or actual violation of any of such covenants. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such covenant by the Employee and the Employee hereby consents to the jurisdiction of any such court of competent jurisdiction and authorizes the entry on its behalf of any required appearance for such purpose. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this Section 6 is adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 6 in the jurisdiction in which such adjudication is made.

     7. Proprietary Property

     (a) The parties hereto hereby agree that Proprietary Property, as hereinafter defined, shall be the sole and exclusive property of the Company, except as provided below. For purposes hereof, Proprietary Property shall mean inventions, discoveries, improvements and ideas, whether patentable or not, made solely by the Employee or jointly with others, which relate to the Enamelon Technology, including any


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of its products, services, processes, technology, research, product development, marketing programs, manufacturing operations, or engineering activities.

     (b) The Employee shall promptly disclose to the Company in writing all Proprietary Property, including those in the formative stages, created during the term hereof, irrespective of whether created during normal business hours. In addition, the Employee hereby agrees to promptly disclose to the Company all Proprietary Property created subsequent to the date of termination hereof, irrespective of the reasons for termination hereof, which relate to or constitute an improvement on Proprietary Property or Confidential Information, as defined herein.

     (c) The Employee hereby agrees and acknowledges that the Employee shall have no right, title or interest in or with respect to any Proprietary Property, except as described below, and will during the term hereof or at any time subsequent to the termination hereof, at the Company's request and expense, execute any and all patent applications and assignments to the Company and take any all action as required by the Company to perfect and maintain the Company's rights and interests in and with respect to the Proprietary Property.

     (d) The Employee hereby agrees to maintain written records concerning the Proprietary Property and agrees to make those records available to the Company at all times.

     (e) In the event that the Company requires substantial services from the Employee in order to maintain and enforce the Company's patent or patents subsequent to the termination of all agreements between the Company and the Employee, the Company shall compensate the Employee for his time at a rate of $75 per hour. For purposes hereof, "substantial services" shall mean that the Company requires the Employee to devote 5 hours over 2 weeks.

     (f) Notwithstanding anything contained herein to the contrary, Proprietary Property shall not include inventions or discoveries with respect to which all of the following conditions apply:

               (i) no equipment, supplies, facilities or Confidential Information of the Company was used in its development;

               (ii) it was developed on the Employee's own time;


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               (iii) it does not relate the Company's business and/or any proposed or planned products or services of the Company, including any research and development activities; and

               (iv) it does not result from any work performed by the Employee for the Company.

     (g) During or subsequent to the Employee's employment by Company, the Employee will not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission. Such permission will not be unreasonably withheld by the Company.

     8. Prior Agreements

     The Employee represents that as of January 23, 1995 he will not be under any written agreement, nor has he previously, at any time, entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent him from giving freely and the Company receiving the exclusive benefit of his services.

     9. Termination Provisions

     (a) In addition to, and not in lieu of, the termination provisions set forth in Section 5 of this Agreement, the employment of the Employee hereunder may be terminated by the Company prior to the termination date of the initial term or any renewal term thereafter (as set forth in Section 2 hereof) in the event that the Employee (i) breaches this Agreement or (ii) engages in any act of dishonesty with respect to the Company, including any act of willful misfeasance (the foregoing reasons for termination set forth under Subparagraphs
(i) and (ii) above are sometimes referred to hereinafter as termination for "Cause"). Such termination of the Employee's employment hereunder shall be effective immediately upon delivery of written notice to the Employee setting forth the reason or reasons for such termination. Upon the termination of this Agreement in accordance with this Section 9(a), the Company shall not be obligated to make any further payments hereunder to the Employee.

     (b) Notwithstanding any provisions in this Agreement to the contrary, the Company may terminate the employment of the Employee hereunder without Cause,

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but in such event the Company shall be obligated to pay the Employee any and all amounts payable to the Employee pursuant to Section 3 above for the remainder of the initial term or any renewal term of this Agreement (such period, the "Remainder Term"), and the Company shall also continue for the Remainder Term to permit the Employee to receive or participate in all fringe benefits available to him pursuant to Section 4 above; provided, however, that the Company, in its discretion, shall have the right to decide whether the Employee will continue to perform his services hereunder or to be present at the Company's premises during the Remainder Term and provided further that during the Remainder Term any amounts payable to the Employee pursuant to this Section 9(b), and any fringe benefits which he receives or in which he participates pursuant to this Section 9(b), shall be reduced by any payments or fringe benefits the Employee shall receive during the Remainder Term from any other source of employment which is unaffiliated with the Company.

     10. Miscellaneous

     (a) Subject to Section 10(d) hereunder, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Employee, his heirs, executors, administrators, legatees and legal representatives.

     (b) Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

     (c) This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

     (d) This Agreement and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignment in violation thereof shall be null and void.


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     (e) Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, postage prepaid, or by overnight courier service or by facsimile transmission, followed promptly by first class mail, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other. Any such notice shall be deemed given three (3) days after being mailed by certified mail, one (1) day after being sent by overnight courier service and immediately when personally delivered or sent by facsimile transmission.

     (f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

     (g) The provisions of Sections 5, 6, 7, 9 and 10 of this Agreement shall survive any termination of this Agreement

     (h) The heading of the paragraphs herein are inserted for convenience and shall not affect any interpretation of this Agreement.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                                  ENAMELON, INC.

                                               By:  /s/ Steven R. Fox
                                                   -----------------------------
                                                   Steven R. Fox, D.D.S.
                                                   Chief Executive Officer

                                                    /s/ Anthony E. Winston
                                                   -----------------------------
                                                   Anthony E. Winston


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